UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2006
Input/Output, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12961	22-2286646
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

12300 Parc Crest Dr.
Stafford, TX	77477
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 933-3339
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
2006 Bonus Plans
     The Compensation Committee of the Board of Directors of Input/Output, Inc. (the “Company”) has approved the 2006 Incentive Compensation Plan (the “ICP”) and the 2006 Senior Leadership Bonus Plan (the “SLBP”). The Plans were established to provide all participating employees the opportunity to share in the performance of the Company and its subsidiaries through the achievement of established financial and individual objectives. Performance under each Plan is measured on a fiscal (calendar) year and payments under each Plan are made annually. The employees eligible to participate in each Plan are described below. Temporary employees, contractors and consultants are not eligible to participate in either Plan. Employees whose employment begins after the start of the Plan year on January 1, 2006 and have been employed for at least 90 days, will be eligible to participate in their respective Plan and will receive a prorated bonus based upon the actual date of hire. Awards will be calculated after the close of each Plan year on which the awards are based. The computation of awards generated under either Plan must be approved by the Compensation Committee of the Board of Directors. All earned awards will be paid in cash as soon as administratively practicable following the close of a Plan year and the approval of the Compensation Committee.
     Below is a general summary of each Plan:
ICP
     All full-time employees (other than the employees participating in the SLBP) are eligible to participate in the ICP. The named executive officers of the Company will not participate in the ICP. Employees who participate in the SLBP or any other cash bonus incentive plan of the Company are not eligible to participate in the ICP.
     The ICP is designed to equate the size of the payout to the performance of the individual participant. Every participating employee has the opportunity to earn a percentage of their base salary based on their individual and team performance, and achievement of the Company’s and the applicable business unit’s performance against planned objectives. Significant over-achievement against plan will result in an increase in the bonus pool size, and the potential for participants to earn a higher percentage of their base salaries.
     Each business unit or corporate department will be allocated a specific percentage of base salaries as their bonus pool, which represents full payout at target. The business unit or department head will have the discretion to determine the optimal allocation for their group as long as the total payout is within the available pool, and there is clear differentiation in the size of the award relative to the range of performance amongst their employees. Target business performance will be measured with respect to operating earnings and such other factors as may be determined by the Compensation Committee. Bonus determinations under the ICP will be made based on evaluations of individual and team performance of employees.

SLBP
     Certain designated key executives of the Company, including the Named Executive Officers under the Company’s proxy statement, are eligible to participate in the SLBP. Employees who participate in the ICP or any other cash bonus incentive plan of the Company are not eligible to participate in the SLBP. As of the date of this Current Report on Form 8-K, it is contemplated that a total of 12 employees of the Company will be eligible to participate in the SLBP.
     The SLBP is designed to equate the size of the payout to the performance of the individual participant and the performance of the Company. Every participating employee has the opportunity to earn a percentage of their base salary based on their performance against criteria as defined by the Chief Executive Officer of the Company, and achievement of the Company’s performance against planned objectives. Target business performance will be measured with respect to operating earnings and such other factors as may be determined by the Compensation Committee. Bonus determinations under the SLBP will be made based on evaluations of employee performance by the Chief Executive Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 20, 2006

Input/Output, Inc. (Registrant)
By:	/s/ DAVID L. ROLAND
	Name:	David L. Roland
	Title:	Vice President, General Counsel and Corporate Secretary